EXHIBIT 99.1

FOR IMMEDIATE RELEASE:

CONTACTS:

Corinne Ervin

512-391-3907

The Ruth Group

Nick Laudico / Zack Kubow

646-536-7030 / 7020

ARTHROCARE REPORTS FIRST QUARTER 2010 FINANCIAL RESULTS

Austin, Texas — May 5, 2010 — ArthroCare Corp. (NASDAQ: ARTC), a leader in developing state-of-the-art, minimally invasive surgical products, announced its financial results for the first quarter ended March 31, 2010 as follows:

FIRST QUARTER 2010 HIGHLIGHTS

•                  First quarter 2010 total revenue of $90.6 million

•                  Product margin of 68.9 percent

•                  Operating income of $15.1 million

•                  Net income available to common stockholders of $8.0 million, or $0.24 per diluted share

REVENUE

Total revenue for the first quarter of 2010 was $90.6 million, compared to $78.8 million for the first quarter of 2009. Product sales increased in both the Company’s core Sports Medicine and ENT businesses and across all geographies.   Sports Medicine product sales for the Americas included the recognition of $6.6 million of product sales from prior periods that were deferred pending resolution of certain contract issues with customers which were resolved in the first quarter. Additionally, product sales increased due to higher contract manufacturing volume.

Product sales in the first quarter of 2010 increased by $3.1 million in the Company’s direct International markets while sales to distributors, a significant portion of which were in US dollars, decreased by $0.9 million when compared to the first quarter of 2009. Product sales were also affected by changes in foreign exchange rates used to translate foreign currency sales from international markets to the Company’s U.S. dollar reporting currency.  Changes in exchange rates increased the U.S. dollar reported value by approximately $1.8 million.

PRODUCT MARGIN

Product margin was 68.9 percent for the first quarter of 2010 compared to 71.2 percent for the first quarter of 2009.  Product margin was lower due to adjustments made to the carrying value of inventory for excess and obsolete items and higher royalty costs incurred in the first quarter of 2010 as a result of the arbitration matter involving Gyrus and Ethicon.  The deferred revenue recognized in the first quarter of 2010 increased net product margin by $4.2 million. Additionally, product margin for the first quarter of 2010 was impacted by higher contract manufactured product sales, which generally realize lower margins.

INCOME (LOSS) FROM OPERATIONS

Income from operations for the first quarter of 2010 was $15.1 million compared to a loss from operations of $3.5 million for the same period in 2009. Investigation and restatement related expenses were $1.0 million in the first quarter of 2010 compared to $8.7 million in the first quarter of 2009. Sales and marketing and general and administrative expenses declined by a combined $4.8 million compared to the first quarter of 2009, and include a reduction to stock compensation expense of $1.1 million to correct errors in prior periods. The remaining decrease in sales and marketing expense is associated with the Company’s continued initiatives to improve the cost-effectiveness of its sales and marketing efforts. The remaining decrease in general and administrative expense is attributable to lower legal fees associated with the completion of the arbitration matter involving Gyrus and Ethicon in December 2009.  Additionally, contract manufactured products and the deferred revenues realized in the period did not incur direct sales and marketing costs, such as commission expense.

NET INCOME (LOSS) AVAILABLE TO COMMON STOCKHOLDERS

In the quarter ended March 31, 2010, the Company recorded charges of $0.8 million related to its Series A Redeemable Convertible 3% Preferred Stock issued on September 1, 2009. After these charges, first quarter 2010 net income available to common stockholders was $8.0 million, or $0.24 per diluted share, compared to a net loss of $6.5 million, or ($0.24) per share, for the first quarter of 2009.

BALANCE SHEET AND CASH FLOWS

Cash, cash equivalents, restricted cash equivalents, and investments increased $7.9 million to $65.3 million as of March 31, 2010 from $57.4 million at December 31, 2009.  Cash flows provided by operating activities for the quarter ended March 31, 2010 was $11.2 million compared to $8.6 million for the quarter ended March 31, 2009.  The Company continues to focus on working capital efficiency, process improvements, and cash conversion. Net inventory balances decreased approximately $1.5 million and accounts receivable decreased $2.2 from December 31, 2009.

CONFERENCE CALL

ArthroCare will hold a conference call with the financial community to present these results at 8:30 a.m. ET/5:30 a.m. PT on Thursday, May 6, 2010. To participate in the live conference call dial 800-785-6380.  A live and on-demand webcast of the call will be available on ArthroCare’s Web site at www.arthrocare.com.  A telephonic replay of the conference call can be accessed by dialing 800-633-8284 and entering pass code number 21468493.  The replay will remain available through May 20, 2010.

ABOUT ARTHROCARE

Founded in 1993, ArthroCare Corp. is a highly innovative, multi-business medical device company that develops, manufactures, and markets minimally invasive surgical products. With these products, ArthroCare targets a multi-billion dollar market across several medical specialties, significantly improving existing surgical procedures and enabling new, minimally invasive procedures. Many of ArthroCare’s products are based on its patented Coblation® technology, which uses low-temperature radiofrequency energy to gently and precisely dissolve rather than burn soft tissue — minimizing damage to healthy tissue. Used in surgeries worldwide, Coblation-based devices have been developed and marketed for sports medicine; spine/neurologic; ear, nose and throat (ENT); cosmetic; urologic; and gynecologic procedures. ArthroCare also has added a number of other technologies to its portfolio, including Opus Medical sports medicine, Parallax spine and Applied Therapeutics ENT products, to complement Coblation within key indications.

FORWARD-LOOKING STATEMENTS

The information provided herein includes forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Statements that are not historical facts are forward-looking statements. Forward-looking statements are based on beliefs and assumptions by management and on information currently available to management. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update any of them publicly in light of new information or future events. Additional factors that could cause actual results to differ materially from those contained in any forward-looking statement include, without limitation: the ability of the Company to fulfill its obligations with respect to the rights of the holders of the Series A Convertible Preferred Stock, including but not limited to the redemption rights and registration rights of the holders of the Series A Convertible Preferred Stock; the resolution of litigation pending against the Company; the Company’s ability to design or improve internal controls to address issues detected in its reviews of internal controls and insurance reimbursement practices or by management in its reassessment of the Company’s internal controls; the impact upon the Company’s operations of legal compliance matters or internal controls review, improvement and remediation; the ability of the Company to control expenses relating to legal compliance matters or internal controls review, improvement and remediation; the Company’s ability to remain current in its periodic reporting requirements under the Exchange Act and to file required reports with the Securities and Exchange Commission on a timely basis; the results of the investigations being conducted by the Staff of the Division of Enforcement of the Securities and Exchange Commission and the United States Department of Justice; the impact on the Company of additional civil and criminal investigations by state and federal agencies and civil suits by private third parties involving the Company’s financial reporting and its previously announced restatement and its insurance billing and healthcare fraud-and-abuse compliance practices; the ability of the Company to attract and retain qualified senior management and to prepare and implement appropriate succession planning for its Chief Executive Officer; general business, economic and political conditions; competitive developments in the medical devices market; changes in applicable legislative or regulatory requirements; the Company’s ability to effectively and successfully implement its financial and strategic alternatives, as well as business strategies, and manage the risks in its business; and the reactions of the marketplace to the foregoing.

ARTHROCARE CORPORATION

Condensed Consolidated Balance Sheets - Unaudited

(in thousands, except par value data)

	March 31, 2010	December 31, 2009

ASSETS
Current assets:
Cash and cash equivalents	$65,252	$57,386
Accounts receivable, net of allowances of $3,716 and $4,069 at March 31, 2010 and December 31, 2009, respectively	43,631	45,789
Inventories, net	47,153	48,628
Deferred tax assets	10,040	12,983
Prepaid expenses and other current assets	4,535	6,563
Total current assets	170,611	171,349

Property and equipment, net	46,572	47,386
Intangible assets, net	16,405	17,975
Goodwill	118,748	119,076
Deferred tax assets	30,526	30,526
Other assets	4,723	4,816
Total assets	$387,585	$391,128

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$15,562	$14,299
Accrued liabilities	33,457	46,077
Deferred tax liabilities	17	3
Deferred revenue	—	4,508
Income tax payable	—	195
Total current liabilities	49,036	65,082

Deferred tax liabilities	294	303
Other non-current liabilities	4,822	4,844
Total liabilities	54,152	70,229

Series A 3% Redeemable Convertible Preferred Stock, par value $0.001; Authorized: 100 shares;
Issued and outstanding: 75 shares at March 31, 2010 and December 31, 2009; Redemption value: $87,089	71,306	70,504

Stockholders’ equity:
Preferred stock, par value $0.001; Authorized: 4,900 shares; Issued and outstanding: none	—	—
Common stock, par value $0.001; Authorized: 75,000 shares; Issued and outstanding:
26,959 shares at March 31, 2010 and 26,886 shares at December 31, 2009	27	27
Treasury stock: 4,012 shares at March 31, 2010 and 4,019 shares at December 31, 2009	(108,534)	(108,724)
Additional paid-in capital	380,734	379,921
Accumulated other comprehensive income	3,547	1,645
Accumulated deficit	(13,647)	(22,474)
Total stockholders’ equity	262,127	250,395
Total liabilities, redeemable convertible preferred stock and stockholders’ equity	$387,585	$391,128

ARTHROCARE CORPORATION

Condensed Consolidated Statements of Operations - Unaudited

(in thousands, except per share data)

	Three Months Ended March 31,
	2010	2009	Variance

Revenues:
Product sales	$86,617	$75,568	$11,049
Royalties, fees and other	3,994	3,222	772
Total revenues	90,611	78,790	11,821

Cost of product sales	26,933	21,796	5,137

Gross profit	63,678	56,994	6,684
Operating expenses:
Research and development	9,150	8,362	788
Sales and marketing	27,820	29,666	(1,846)
General and administrative	8,982	11,948	(2,966)
Amortization of intangible assets	1,567	1,586	(19)
Investigation and restatement related costs	1,043	8,724	(7,681)
Reimbursement services	21	168	(147)
Total operating expenses	48,583	60,454	(11,871)

Income (loss) from operations	15,095	(3,460)	18,555
Interest and other expense, net	(101)	(1,192)	1,091
Foreign exchange loss, net	(2,960)	(146)	(2,814)
Interest and other expense, net	(3,061)	(1,338)	(1,723)

Income (loss) before income taxes	12,034	(4,798)	16,832

Income tax provision	3,207	1,709	1,498

Net income (loss)	8,827	(6,507)	15,334

Accrued dividend and accretion charges on Series A 3% Convertible Preferred Stock	(802)	—	(802)

Net income (loss) available to common stockholders	$8,025	$(6,507)	$14,532

Weighted average shares outstanding:
Basic	26,922	26,746
Diluted	27,221	26,746

Earnings (loss) per common share:
Basic	$0.25	$(0.24)
Diluted	$0.24	$(0.24)

ARTHROCARE CORPORATION

Supplemental schedule of Product Sales

(in thousands)

	Three Months Ended				Three Months Ended
	March 31, 2010				March 31, 2009
	Americas	International	Total Product Sales	% Net Product Sales	Americas	International	Total Product Sales	% Net Product Sales

Sports Medicine	$44,391	$16,058	$60,449	69.8%	$35,829	$14,345	$50,174	66.4%
ENT	18,415	3,330	21,745	25.1%	17,307	2,932	20,239	26.8%
Spine	2,281	2,142	4,423	5.1%	3,128	2,027	5,155	6.8%
Total Product Sales	$65,087	$21,530	$86,617	100.0%	$56,264	$19,304	$75,568	100.0%